EXHIBIT 15


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Imation Corp.
     Registrations on Form S-8


We are aware that our report dated April 30, 1997 on our reviews of the interim consolidated financial information of Imation Corp. (the Company) for the three month periods ended March 31, 1997 and 1996, and included in the Company's Form 10-Q for the quarter ended March 31, 1997, is incorporated by reference in the Company's Registration Statements on Form S-8 (Registration Nos. 333-15273, 333-15275 and 333-15277). Pursuant to Rule 436(c), under the Securities Act of 1933, this report should not be considered part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




                                 /s/ COOPERS & LYBRAND L.L.P.

                                 COOPERS & LYBRAND L.L.P.



Minneapolis, Minnesota
May 15, 1997